[WESTERN GAS RESOURCES, INC. LETTERHEAD]


December 20, 2000

Mr. Ken Gobble
Petroleum Development Corp.
801 E. 4th Street, Suite 23
Gillette, WY  82716

RE:      Gas Purchase Contract dated January 28, 2000
         Piper Federal

Gentlemen:

Per recent conversations, Western Gas Resources, Inc. (Western) is prepared to commence construction for facilities to accept gas from Petroleum Development Corp. (PEDCO) wells under the above contract. While the original contract contemplated compression to be installed at the delivery point, we have discussed installing a large diameter pipeline in lieu of compression to avoid lengthy delays and unnecessary use of horsepower and fuel. We have been advised that a power connection for an electric-drive unit would be delayed as much as 6-9 months by the utility. A gas-driven compressor would require 45-60 days for permit revisions to accommodate available hardware and would increase fuel use by around 3%. At current and forecast gas prices, this would be unacceptable to both Western and PEDCO.

This letter shall serve as an understanding between Western and PEDCO concerning the design of facilities to be installed and how they may differ from those contemplated when the contract was signed. Western will install a 12" diameter pipeline to our Macsy Compressor Station in Section 23, T47N, R72W. The operating pressure will be limited t 5 psig at the suction pulsation bottle of compression at Macsy, plus inherent pressure drop to the delivery point in
Section 28. We anticipate field work will commence on January 2, 2001, provided pipe and labor is available.

If the above represents your understanding, please sign in the space provided below and return one original to me.

Sincerely,

/s/ Les Smith
Les Smith
Western Gas Resources, Inc.

AGREED TO THIS 30th day of December, 2000    By:  Petroleum Development Corp.

By: /s/ Ken Gobble                           Title:  Ops Manager
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